UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in its Charter)
Levitt Corporation Woodbridge Equity Fund LLLP Mark Begelman Martin E. Hanaka
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release and open letter to shareholders of Office Depot, Inc. issued on April 9, 2008 by Woodbridge Equity Fund LLLP and Levitt Corporation.

FOR IMMEDIATE DISTRIBUTION

WOODBRIDGE SENDS OPEN LETTER TO OFFICE DEPOT SHAREHOLDERS CRITICIZING MANAGEMENT FOR CONSISTENTLY BLAMING MACROECONOMIC ENVIRONMENT FOR POOR PERFORMANCE AND INABILITY TO EXECUTE

HIGH MANAGEMENT TURNOVER, CUSTOMER LOSSES, VENDOR PAYMENT ISSUES AND ACCOUNTING RESTATEMENTS RAISE SIGNIFICANT GOVERNANCE CONCERNS

Woodbridge Urges Shareholders to Vote GOLD Proxy Card for Highly-Qualified Woodbridge Director Nominees Mark Begelman and Martin E. Hanaka

FORT LAUDERDALE, FL – April 9, 2008 – Woodbridge Equity Fund LLLP and Levitt Corporation (NYSE: LEV), together “Woodbridge,” today mailed a letter to the shareholders of Office Depot, Inc. (NYSE: ODP).  Woodbridge’s letter raises serious concerns about the ability of the current Office Depot board and management to execute on the recently-announced “long-range strategic plan” and questions management’s consistent blame of the macroeconomic environment for the Company’s problems despite evidence that management performance is the true cause.  Woodbridge urges Office Depot shareholders to protect their investment by electing its two highly-qualified nominees, Mark Begelman and Martin E. Hanaka, to the Office Depot board of directors.  Shareholders can vote their GOLD proxy card FOR Woodbridge’s nominees by Internet, telephone or mail today.

“We are extremely frustrated by management’s use of the macroeconomic environment as the scapegoat for their persistent underperformance.  While the current economic environment is certainly difficult, it does not explain Office Depot’s consistent underperformance compared to Staples in virtually all key retailing metrics.  This underperformance dates back over five years, across good economic times and bad,” said Alan B. Levan, President of Woodbridge Capital Corporation, the General Partner of Woodbridge Equity Fund LLLP.  “Office Depot’s poor performance and the unwillingness of the board to recognize that this results from management’s inability to execute – not the economy – are unacceptable.  Our highly-qualified nominees are the right people to ensure that Office Depot’s problems are finally recognized and solved.”

For additional information regarding Woodbridge’s nominees, go to www.RebuildOfficeDepot.com.

The full text of Woodbridge’s letter appears below:

PROTECT YOUR INVESTMENT,
VOTE FOR WOODBRIDGE’S DIRECTOR NOMINEES

SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Dear Fellow Shareholder:

As the Office Depot, Inc. annual meeting draws closer, we want to provide you with important information so that you can make an informed decision on April 23.  As you are aware, we have nominated Mark Begelman and Martin E. Hanaka, two highly-qualified and experienced retail executives, for election to the board of directors of Office Depot.  If elected, our nominees will provide the necessary expertise and leadership on the board to finally turn around Office Depot.

THE LATEST OFFICE DEPOT NEWS:
INCONSISTENT PRICING PRACTICES AND POOR CUSTOMER SERVICE LEAD TO
TERMINATION OF CONTRACT WITH THE STATE OF GEORGIA AND ONGOING
INVESTIGATIONS OF OTHER STATE CONTRACTS NATIONWIDE

The state of Georgia recently terminated its statewide contract with Office Depot as Georgia’s exclusive vendor of office supplies.  In a February 2008 letter announcing the decision, Tim Gibney, the Assistant Commissioner of Purchasing wrote, “Various performance issues by Office Depot have been identified and documented the past few months, including numerous pricing, service delivery issues and overall lack of responsiveness.”1  After noting that a formal cure letter was sent to Office Depot approximately six months earlier, the letter continues, “…the errors committed by Office Depot have simply occurred for too long with too much effort being expended by the state to assist them in delivering the level of service and pricing outlined in our state contract.”

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1 Permission to excerpt was neither sought nor obtained.

An article published in the San Jose Mercury News on April 7, 2008, highlighted a similar problem with a state contract in California, as well as potential problems with other state contracts nationwide.2

For background, Office Depot won a California state contract in 2006, which was supposed to enable small businesses to sell office supplies to California agencies and to cut costs.  Instead, serious issues have arisen about Office Depot’s conduct and it appears that costs have actually risen.

The Mercury News reports that while Office Depot was supposed to have partnered with nine small businesses to win the contract, those businesses all list the same address for an office that is staffed by an Office Depot subcontractor.  In addition, the Mercury News reports that its analysis shows California’s “annual cost for office supplies rose 20 percent under the contract and included tens of thousands of dollars in overcharges.”   The newspaper found Office Depot had increased the cost to the state on 800+ items – even though the manufacturer's price had not changed.

As reported in the Mercury News:

“‘I think it's a scam,’ said Rick Marlette, a professional marketing analyst whose audit of the office supply contract in Georgia spurred state officials to kill their deal with Office Depot last month. ‘They've played these tricks in the past, gotten by with it, and they've gotten bolder and bolder.’  In Marlette’s study of California’s contract and billing records – more extensive than that conducted by the newspaper – he concluded the state has overpaid more than $1 million in office-supply purchases.”

The astonishing truth is that this might just be the tip of the iceberg.  According to the Mercury News:

“‘Other states are examining their own contracts with Office Depot.  North Carolina won reimbursements after identifying overcharges in an audit.  Nebraska is expected to release its audit next week.  And officials in New York and Wisconsin have called meetings with Office Depot, but it's unclear whether formal audits will be ordered.’”

These incidents are prime examples of mismanagement at Office Depot. We find it disgraceful that the Company cannot serve its customers and correct its mistakes despite warnings and requests for improvement.  We have to wonder how many smaller and everyday consumers have experienced the same level of dissatisfaction and have taken their spending dollars to another office supply retailer.

Office Depot needs leadership that is capable of turning the company around and delivering high-quality service to its customers.  Taking care of customers is the very foundation of success in retailing, and the Company has neglected this principle for far too long.  As we have noted before, Office Depot is clearly not “taking care of business.”

CHANGE IS NEEDED NOW AT OFFICE DEPOT:
DECLINING EARNINGS, MARKET SHARE AND FREE CASH FLOW CANNOT ALL BE BLAMED ON THE “MACROECONOMIC ENVIRONMENT”

Office Depot continues to blame the macroeconomic environment for its underperformance.  Yet, Staples has reported solid growth in sales and increases in operating profit and earnings per share in the very same macroeconomic environment.  Total sales at Staples increased 9% in 2007, compared to an increase

________________________
2 Permission to excerpt was neither sought nor obtained.

of only 3% for Office Depot.3 More specifically, North American Retail Sales increased 4% in 2007 at Staples while sales at Office Depot’s North American Retail Division were essentially flat.4  Operating income grew 6% at Staples in 2007 despite an extra week in the previous fiscal year while Office Depot’s operating income declined by an astonishing 32%.  Similarly, diluted earnings per share rose 5% at Staples in 2007 while Office Depot’s diluted earnings per share plummeted by 18% in the same period.  Finally, in stark contrast despite the same operating environment, Staples generated $891 million of free cash flow in 2007, while Office Depot’s free cash flow was a stunning negative $49 million.

Office Depot’s underperformance is not isolated to the last year.  Office Depot has been underperforming Staples on virtually all key retailing metrics for over five years, across good economic times and bad!

THIS IS NOT A MACROECONOMIC ISSUE, BUT AN EXECUTION PROBLEM

Clearly, Staples has been able to perform well in the same “macroeconomic environment.”  So Office Depot shareholders should consider other reasons for the underperformance at the Company, even if management and the board will not.  We believe responsibility lies squarely at the feet of the current management team and showcases their inability to execute.  It’s no surprise that earnings are down given the company’s lack of execution.

THE MANY EXAMPLES OF MANAGEMENT’S INABILITY TO EXECUTE

Office Depot’s own March / April 2008 investor presentation includes a long list of ongoing issues the Company has been struggling with since 2005, including:5

➢	Functionally-aligned organization with no divisional leadership
➢	Limited growth opportunities
➢	Duplicate costs due to non-integrated systems
➢	IT systems in disarray and impeding growth
➢	Non-integrated acquisitions, most running independently with duplicate overhead, multiple strategies and few synergies
➢	Minimal process definition and sophistication
➢	Duplicate supply chain
➢	Operating margin gap versus largest competitor and no plan to close gap
➢	Stagnant growth
➢	Losing market share
➢	Aging stores and no plans to improve / standardize store format. Many versions of a new store format had been attempted but not finalized or proven
➢	700 different store sets and at least five different retail formats – inconsistency in shopping experience and service, and lack of differentiation
➢	Contributed to $385M in charges from inception through the end of 2007

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3 Excluding the impact of the 53rd week in 2006.
4 Excluding the impact of the 53rd week in 2006.
5 Permission to excerpt was neither sought nor obtained.

The reality is that the Company’s 2008 “long-range strategic plan,” simply rehashes the same long-term issues that were facing the Company in 2005 without providing new solutions.  The Company has also been plagued by a high turnover rate among key executives.  And again, these are not macroeconomic issues, but rather execution failures.  We strongly feel that there will be no improvements at Office Depot without the necessary intervention of new strategic thinking and leadership on the board.

STEVE ODLAND:  VENDOR PAYMENT ISSUE UNDER HIS TENURE POINTS TO LACK OF OVERSIGHT AND LOOSE GRIP ON OPERATIONS

In November 2007, following an Audit Committee review, Office Depot revealed that “funds due or received from vendors previously recognized in the current quarter should have been deferred into later periods.”6  Essentially, the Company inappropriately recorded its revenues, resulting in artificially boosted revenues and earnings.  We believe this illustrates a lack of oversight, governance and strong corporate standards at the Company and we firmly believe this type of behavior cannot be tolerated.

In our view, even one occurrence of errors in the timing of recognition of vendor programs is one too many.  We believe it is time for fresh leadership on the board and these issues underscore the need for board representatives who can bring back strong oversight and a firm grip on operations that Office Depot and its shareholders deserve.

Mr. Odland has also continued to profit as shareholders have watched Office Depot’s share price decline 70% during his tenure.  Since the end of 2006, shareholders have lost $7 billion in value, while Mr. Odland was awarded $17.8 million in compensation in 2007 alone.7

Woodbridge’s actions are not unexpected.  In fact, our calls for change are echoed by industry analysts, including JP Morgan Analyst Stephen C. Chick.  In an analyst report published on March 3, 2008, Mr Chick wrote:8

“[Office Depot’s] BOD has fiduciary responsibility and needs to be accountable.  Shareholder activism here is likely – from current shareholders or future ones.”

WHY HAS THE CURRENT OFFICE DEPOT BOARD ALLOWED THESE PROBLEMS TO CONTINUE?

Why has the board not stepped in to stop the bleeding at Office Depot?  Why do they continue to stand by, satisfied with the status quo and the current lackluster performance of Office Depot?  The answer is they are not personally feeling the pain of the average investor.

The Office Depot board continues to support Mr. Odland despite this poor performance.  In an article published on April 6, 2008 in the South Florida Sun-Sentinel, Lead Director Neil Austrian was adamant in his support of Mr. Odland:9

“‘The board is totally, totally committed to Steve and the management team,’ said Austrian, who served as interim CEO in 2004. ‘There's nobody on the board that wants to see a management change at this point in time.’”

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6 From Office Depot's 10-Q/A filed November 20, 2007.
7 Based on grant date fair value of the options.
8 Permission to excerpt was neither sought nor obtained.
9 Permission to excerpt was neither sought nor obtained.

DAVID FUENTE:  CASHING OUT AT THE PEAK WHILE INVESTORS ARE LEFT TO SHOULDER THE BURDEN

David Fuente has served on the Office Depot board for 21 years, well beyond the Company’s own guideline limiting board member terms to 10 years.  In addition, Mr. Fuente received $8.6 million in severance and has continued to serve on the board after being replaced as CEO in 2000 following the Company’s disappointing results.

Despite being forced to step down for poor performance, Mr. Fuente has remained on the board as an influential director.  He certainly has good timing when it comes to selling stock.   Between May 11 and May 12, 2006, Mr. Fuente sold one million shares at prices ranging between $43.90 - $45.86 per share – the stock’s highest ever peak.  Why did Mr. Fuente lose faith in the Company, cashing out his options almost two years before they were set to expire?  Why did Mr. Fuente get out at the stock’s peak while Office Depot’s investors have held on to stock, hopelessly watching the value of their investment plummet?

Shareholders need to be represented by directors who not only have faith in the Company, but a motivation to ensure that the future of the Company is secure.  After cashing out at the stock’s peak, Mr. Fuente has continued to be rewarded handsomely for his director activity on the board, receiving more than $700,000 in additional compensation from 2006 – 2008.

WOODBRIDGE’S DIRECTOR NOMINEES WILL FIGHT TO PROTECT YOUR INVESTMENT

Office Depot has attempted to criticize Woodbridge for when we bought stock and how much stock we own.  The truth is we own more stock than all of Office Depot’s directors combined.  While the Company’s proxy filed on March 13, 2008 states that the members of the board of directors own approximately 4.9 million shares, the majority of these “shares” have never been issued and consist of options that were exercisable within 60 days of the proxy statement.  Essentially, their only investment in the Company is the value of the stock options allotted to them.

In reality, we are investors just like you, with a shared interest to see the value of the Company increase, which is more than we can say about the current management and board of Office Depot.

DON’T LET YOUR INVESTMENT BE SQUANDERED ANY LONGER, ELECT NOMINEES WHO WILL WORK FOR SHAREHOLDERS’ BEST INTERESTS

It is time for new representation on the Office Depot board and greater value for Office Depot shareholders.  Woodbridge’s director nominees, Mark Begelman and Martin E. Hanaka, will fight to protect your investment.

We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR our nominees.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at 877-651-8856.

For more information about our nominees and their plans for restoring Office Depot’s value, please visit: www.RebuildOfficeDepot.com.

Sincerely,

Woodbridge

If your shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed GOLD Voting Instruction Form in the self-addressed, postage-paid envelope provided. Remember--only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

199 Water Street, 26th Floor
New York, NY 10038
Shareholders Call Toll Free: 877-651-8856

# # #

Woodbridge Equity Fund LLLP
Woodbridge Capital Corporation, a wholly-owned subsidiary of Levitt Corporation, is the general partner of, and Levitt Corporation is the limited partner of, Woodbridge Equity Fund LLLP.  Woodbridge Equity Fund LLLP is a beneficial owner of Office Depot, Inc. (the “Company”) securities and a participant in the proxy solicitation.

Levitt Corporation
Levitt Corporation, directly and through its wholly-owned subsidiaries, historically has been a real estate development company.  Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.

Additional Information
Levitt Corporation and Woodbridge Equity Fund LLLP (together, “Woodbridge”), and Mark Begelman and Martin E. Hanaka (together, the "Nominees" and, together with Woodbridge, the "Proponents") filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on March 27, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the proxy statement because it contains important information.  Detailed information relating to the Proponents and Alan B. Levan, John E. Abdo and Seth Wise, participants in the solicitation of proxies from Company shareholders, can be found in the proxy statement filed by the Proponents.  The proxy statement and other relevant documents relating to the solicitation of proxies by the Proponents are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, the Proponents will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to the Proponent’s proxy solicitor, Georgeson Inc. at 1-877-651-8856.

Forward-Looking Information
Some of the statements contained herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on management's expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to Levitt Corporation’s and the Company’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.  Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the costs and disruption to Levitt Corporation’s or the Company’s business arising from the proxy contest and related litigation; the diversion of management time to issues related to the proxy contest; the ability to successfully solicit sufficient proxies to elect the Nominees to the board of directors of the Company; the ability of the Nominees to influence the other directors and the management of the Company and to improve the corporate governance and strategic direction of the Company; risk factors associated with the business of Levitt Corporation, as described in Levitt Corporation’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC's website at http://www.sec.gov; and risk factors associated with the business of the Company as described in the Company’s Form 10-K for the fiscal year ended December 29, 2007, and in other periodic reports of the Company, which are available free of charge on the SEC’s website at http://www.sec.gov.  Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

Contacts:
Steve Lipin/Nina Devlin
Brunswick Group
212.333.3810

Investors:
Georgeson
877-651-8856